Exhibit 99.1

FOR IMMEDIATE RELEASE

Gerald Haddock to Retire from Meritage Homes Board of Directors
Deborah Ann Henretta Appointed Nominating/Governance Committee Chair

SCOTTSDALE, Ariz., Nov. 16, 2023 — Meritage Homes Corporation (NYSE:MTH) (the “Company”), the fifth largest homebuilder in the U.S., today announced that one of the Company’s long-standing directors, Mr. Gerald Haddock, is retiring from his position effective January 2, 2024. Mr. Haddock joined Meritage’s Board in 2005 and has served as Chair of the Nominating/Governance Committee since 2006.

“On behalf of the Board, I’d like to thank Gerald for his 18 years of service and contributions to Meritage,” said Steven J. Hilton, executive chairman of Meritage Homes. “In his tenure, Gerald has overseen several important initiatives, including the successful succession planning and transition of the Company’s executive leadership team today and the promotion of gender and ethnic diversity in our board composition. He has helped strategically position the Company to meet its extraordinary financial accomplishments throughout his tenure on the board;”

Ms. Deborah Ann Henretta, an existing independent director, is assuming the Chair position of the Nominating/Governance Committee effective January 2, 2024. Additionally, Mr. Dennis Arriola, an existing independent director, will become a member of this committee effective immediately.

Given recent board refreshment activity, the size of the board will be reduced from 12 to 11 directors.

About Meritage Homes Corporation

Meritage Homes is the fifth-largest public homebuilder in the United States, based on homes closed in 2022. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina, Tennessee and Utah.

Meritage Homes has delivered over 175,000 homes in its 37-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, a ten-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy-efficient homebuilding, and the recipient of the EPA's 2023 Market Leader Award for Certified Homes as well as the EPA's 2023 Indoor airPLUS Leader Award.

For more information, visit www.meritagehomes.com.

Contact
Emily Tadano, VP Investor Relations and ESG
(480) 515-8979
media@meritagehomes.com

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